ZimVie Reports Second Quarter 2022 Financial Results

•
Third party net sales of $233.4 million
•
Net loss of ($8.7) million; net loss margin of (3.7%); adjusted net income[1] of $17.6 million
•
Diluted EPS of ($0.33); adjusted diluted EPS[1] of $0.67
•
Adjusted EBITDA[1] of $31.3 million; adjusted EBITDA margin[1] of 13.4%
•
Cash and cash equivalents of $130.1 million at June 30, 2022, up from $104.3 million at March 31, 2022

WESTMINSTER, Colorado, August 10, 2022 (GLOBE NEWSWIRE) – ZimVie Inc. (Nasdaq: ZIMV), a global life sciences leader in the dental and spine markets, today reported financial results for the quarter ended June 30, 2022. Management will host a corresponding conference call today, August 10, 2022, at 4:30 p.m. Eastern Time.

“We continue to make progress towards our most vital commercial initiatives in both our dental and spine segments. Within dental, we recently launched two highly innovative products: the T3® PRO Tapered Implant and the Encode® Emergence Healing Abutment. Within spine, we received a major positive insurance policy decision from Anthem Blue Cross Blue Shield for The Tether™, a device for treatment of pediatric scoliosis, expanding insurance coverage for up to 30 million lives,” said Vafa Jamali, President and Chief Executive Officer of ZimVie. “We are also tracking to our plan to improve the short- and long-term operational efficiency of our newly independent company.”

Second Quarter 2022 Financial Results

Third party net sales for the second quarter of 2022 were $233.4 million, a decrease of (11.5%) on a reported basis and (8.3%) on a constant currency[1] basis, versus the second quarter of 2021. Third party dental segment net sales of $118.2 million decreased by ($2.2) million, or (1.8%) on a reported basis but increased 2.9% on a constant currency[1] basis. Lower third party dental segment net sales were primarily driven by foreign currency headwinds, partially offset by implant and digital dentistry net sales growth and an extra selling day in Q2 2022. Third party spine segment net sales of $115.2 million decreased by ($28.1) million, or (19.6%) on a reported basis and (17.8%) on a constant currency[1] basis, driven by the exit of a number of unprofitable markets in late 2021, the discontinuation of certain products, the impact of the net sales retained by Zimmer Biomet until we complete our separation activities in certain markets, and continued competitive pressures in the spine market, partially offset by the benefit of an extra selling day in Q2 2022.

Net loss for the second quarter of 2022 was ($8.7) million, an increase of $4.0 million versus the net loss of ($4.7) million in the second quarter of 2021, and as a percentage of net sales was (3.7%). The increase in net loss was primarily due to the net sales decline in the spine business, partially offset by an income tax benefit from non-taxable profits on pre-spin inventory transactions with Zimmer Biomet. Adjusted net income[1] for the second quarter of 2022 was $17.6 million, a decline of ($1.0) million versus the same prior year period.

Diluted EPS was ($0.33) and adjusted diluted EPS[1] was $0.67. Basic and fully diluted weighted average shares outstanding were both 26.1 million.

Adjusted EBITDA[1] for the second quarter of 2022 was $31.3 million, or 13.4% of third-party sales, a decrease of ($6.9) million compared to the second quarter of 2021.

Cash and cash equivalents at the end of the second quarter of 2022 were $130.1 million, a sizable increase of $25.8 million from the end of the first quarter of 2022. By applying a disciplined financial framework and through better operational execution, the company has been able to monetize certain aspects of its balance sheet. This resulted in a reduction in net inventory of $20.3 million since December 31, 2021, and less capital outlay for spine instruments than originally planned.

Full-year 2022 financial guidance:

Inclusive of greater than anticipated foreign exchange headwinds, we are revising our guidance for net sales to $915 to $930 million versus our prior guidance of $1.0 billion. We expect our dental business to deliver near the lower end of our prior mid to high single digit growth in constant currency and expect our spine business to decline in the low double digits in constant currency.

We are reaffirming our original adjusted EBITDA margin[2] guidance of flat to 50bps improvement from prior year margin of 13.1% as a result of the momentum generated in our operational initiatives in the short time since spin.

We are also revising our adjusted EPS[2] guidance from a range of $2.10 to $2.30 to $1.80 to $2.00 due primarily to lower sales.

Projected Year Ending December 31, 2022	Prior Guidance	Revised Guidance
Net sales	$1.0 billion	$915 to $930 million
Adjusted EBITDA margin[2]	Flat to 50bps improvement (13.1% - 13.6%)	Flat to 50bps improvement (13.1% - 13.6%)
Adjusted EPS[2]	$2.10 to $2.30	$1.80 to $2.00

[1].This is a non-GAAP financial measure. Refer to “Note on Non-GAAP Financial Measures” and the reconciliations in this release for further information.

[2] This is a non-GAAP financial measure for which a reconciliation to the most directly comparable GAAP financial measure is not available without unreasonable efforts. Refer to “Forward-Looking Non-GAAP Financial Measures” in this release for further information.

Continued uncertainty due to the ongoing COVID-19 pandemic could materially impact the company's projections.

Financial Information

The financial information included in this release for periods prior to March 1, 2022 is derived from the financial statements and records of the dental and spine businesses of Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”) due to the fact that during such periods, ZimVie was still a wholly-owned subsidiary of, and operated under those businesses of, Zimmer Biomet.

Conference Call

ZimVie will host a conference call today, August 10, 2022, at 4:30 p.m. ET to discuss its second quarter 2022 financial results. Interested parties may access the live and archived webcast of the event through the link at https://investor.zimvie.com/.

Further, an investor presentation containing additional business and financial information of the company is available at https://investor.zimvie.com/events-presentations/event-calendar.

About ZimVie

ZimVie is a global life sciences leader in the dental and spine markets that develops, manufactures, and delivers a comprehensive portfolio of products and solutions designed to support dental tooth replacement and restoration procedures and treat a wide range of spine pathologies. In March 2022 the company became an independent, publicly traded spin-off of the dental and spine business units of Zimmer Biomet to breathe new life, dedicated energy, and strategic focus to its portfolio of trusted brands and products. From its headquarters in Westminster, Colorado, and additional facilities around the globe, the company serves customers in over 70 countries worldwide with a robust offering of dental and spine solutions including differentiated product platforms supported by extensive clinical evidence. For more information about ZimVie, please visit us at www.ZimVie.com. Follow @ZimVie on Twitter, Facebook, LinkedIn, or Instagram.

Note on Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure provided in this release for certain periods, and is calculated by excluding certain items from net income (loss) on a GAAP basis, as detailed in the reconciliations presented later in this press release. Adjusted EBITDA margin is Adjusted EBITDA divided by Adjusted Net Sales for the applicable period. Adjusted Net Sales is calculated by excluding certain items from net sales on a GAAP basis, as detailed in the reconciliations presented later in this press release.

Sales change information in this release is presented on a GAAP (reported) basis and on a constant currency basis. Constant currency percentage changes exclude the effects of foreign currency exchange rates. They are calculated by translating current and prior-period sales at the same predetermined exchange rate. The translated results are then used to determine year-over-year percentage increases or decreases.

Net income (loss) and diluted earnings (loss) per share in this release are presented on a GAAP (reported) basis and on an adjusted basis. Adjusted income (loss) and adjusted diluted earnings per share exclude the effects of certain items, which are detailed in the reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures presented later in this press release.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are included in this press release.

Management uses non-GAAP financial measures internally to evaluate the performance of the business. Additionally, management believes these non-GAAP measures provide meaningful incremental information to investors to consider when evaluating the performance of the company. Management believes these measures offer the ability to make period-to-period comparisons that are not impacted by certain items that can cause dramatic changes in reported income but that do not impact the fundamentals of our operations. The non-GAAP measures enable the evaluation of operating results and trend analysis by allowing a reader to better identify operating trends that may otherwise be masked or distorted by these types of items that are excluded from the non-GAAP measures.

Forward-Looking Non-GAAP Financial Measures

This press release also includes certain forward-looking non-GAAP financial measures for the year ending December 31, 2022. We calculate forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. We have not provided quantitative reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures because the excluded items are not available on a prospective basis without unreasonable efforts. For example, the timing of certain transactions is difficult to predict because management’s plans may change. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. It is probable that these forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including, among others, any statements about our expectations, plans, intentions, strategies, or prospects. We generally use the words “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “sees,” “seeks,” “should,” “could,” “would,” “predicts,” “potential,” “strategy,” “future,” “opportunity,” “work toward,” “intends,” “guidance,” “confidence,” “positioned,” “design,” “strive,” “continue,” “track,” “look forward to” and similar expressions to identify forward-looking statements. All statements other than statements of historical or current fact are, or may be deemed to be forward-looking statements. Such statements are based upon the current beliefs, expectations, and assumptions of management and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to: the effects of the COVID-19 global pandemic and other adverse public health developments on the global economy, our business and operations and the business and operations of our suppliers and customers, including the deferral of elective procedures and our ability to collect accounts receivable; dependence on new product development, technological advances and innovation; shifts in the product category or regional sales mix of our products and services; supply and prices of raw materials and products; pricing pressures from competitors, customers, dental practices and insurance providers; changes in customer demand for our products and services caused by demographic changes or other factors; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the U.S. Food and Drug Administration and foreign government regulators, such as more stringent requirements for regulatory clearance of products; competition; the impact of healthcare reform measures; reductions in reimbursement levels by third-party payors; cost containment efforts sponsored by government agencies, legislative bodies, the private sector and healthcare group purchasing organizations, including the volume-based procurement process in China; control of costs and expenses; dependence on a limited number of suppliers for key raw materials and outsourced activities; the ability to obtain and maintain adequate intellectual property protection; breaches or failures of our information technology systems or products, including by cyberattack, unauthorized access or theft; the ability to retain the independent agents and distributors who market our products; our ability to attract, retain and develop the highly skilled employees we need to support our business; the effect of mergers and acquisitions on our relationships with customers, suppliers and lenders and on our operating results and businesses generally; a determination by the Internal Revenue Service that the distribution or certain related transactions should be treated as taxable transactions; financing transactions undertaken in connection with the separation and risks associated with additional indebtedness; the impact of the separation on our businesses and the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming and/or costly than expected, which could impact our relationships with customers, suppliers, employees and other business counterparties; restrictions on activities following the distribution in order to preserve the tax-free treatment of the distribution; the ability to form and implement alliances; changes in tax obligations arising from tax reform measures, including European Union rules on state aid, or examinations by tax authorities; product liability, intellectual property and commercial litigation losses; changes in general industry and market conditions, including domestic and international growth rates; changes in general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; and the impact of the ongoing financial and political uncertainty on countries in the Euro zone on the ability to collect accounts receivable in affected countries. You are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact Information:

ZimVie

Laura Driscoll • Laura.Driscoll@ZimVie.com

(774) 284-1606

Investor Contact Information:

Gilmartin Group LLC

Marissa Bych • Marissa@gilmartinir.com

ZIMVIE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales
Third party, net	$ 233,367	$ 263,613	$ 468,049	$ 509,553
Related party, net	1,197	2,113	2,116	3,904
Total Net Sales	234,564	265,726	470,165	513,457
Cost of products sold, excluding intangible asset amortization	(80,011)	(85,757)	(165,021)	(165,848)
Related party cost of products sold, excluding intangible asset amortization	(1,061)	(1,506)	(1,858)	(2,717)
Intangible asset amortization	(19,916)	(21,631)	(40,821)	(43,514)
Research and development	(15,282)	(15,436)	(32,935)	(28,865)
Selling, general and administrative	(126,052)	(139,990)	(260,164)	(269,075)
Restructuring	(5,055)	(895)	(5,797)	(1,377)
Acquisition, integration, divestiture and related	(8,723)	(5,733)	(17,728)	(6,958)
Operating Expenses	(256,100)	(270,948)	(524,324)	(518,354)
Operating Loss	(21,536)	(5,222)	(54,159)	(4,897)
Other income (expense), net	107	89	362	(273)
Interest expense, net	(4,894)	(41)	(5,605)	(194)
Loss Before Income Taxes	(26,323)	(5,174)	(59,402)	(5,364)
Income tax benefit	17,611	433	25,034	1,050
Net Loss	$ (8,712)	$ (4,741)	$ (34,368)	$ (4,314)
Loss Per Common Share - Basic	$ (0.33)	$ (0.18)	$ (1.32)	$ (0.17)
Loss Per Common Share - Diluted	(0.33)	(0.18)	(1.32)	(0.17)

ZIMVIE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$ 130,052	$ 100,399
Accounts receivable, net of allowance for credit losses of $13,158 and $16,545, respectively	166,687	164,241
Related party receivable	21,740	—
Inventories	226,525	246,832
Prepaid expenses and other current assets	28,885	25,380
Total Current Assets	573,889	536,852
Property, plant and equipment, net of accumulated depreciation of $395,655 and $418,191, respectively	162,899	180,243
Goodwill	258,587	267,810
Intangible assets, net	686,053	766,175
Other assets	51,159	75,656
Total Assets	$ 1,732,587	$ 1,826,736
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$ 43,023	$ 45,026
Related party payable	44,522	—
Income taxes payable	13,672	6,278
Other current liabilities	131,545	133,280
Current portion of long-term debt	14,025	—
Total Current Liabilities	246,787	184,584
Deferred income taxes, net	128,304	129,475
Lease liability	38,994	45,317
Other long-term liabilities	15,269	15,983
Non-current portion of debt	538,676	—
Total Liabilities	968,030	375,359
Stockholders' Equity:
Common stock, $0.01 par value, 150,000 shares authorized Shares, issued and outstanding, of 26,082 and 0, respectively	261	—
Preferred stock, $0.01 par value, 15,000 shares authorized, 0 shares issued and outstanding	—	—
Additional paid in capital	885,435	—
Accumulated deficit	(18,019)	—
Net parent company investment	—	1,494,157
Accumulated other comprehensive loss	(103,120)	(42,780)
Total Stockholders' Equity	764,557	1,451,377
Total Liabilities and Stockholders' Equity	$ 1,732,587	$ 1,826,736

ZIMVIE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2022	2021
Cash flows provided by operating activities:
Net loss	$ (34,368)	$ (4,314)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	62,267	63,648
Share-based compensation	19,694	3,348
Deferred income tax provision	(32,817)	(10,530)
Other non-cash items	590	(331)
Changes in operating assets and liabilities
Income taxes	11,333	316
Accounts receivable	(25,371)	3,888
Related party receivables	(22,367)	—
Inventories	11,765	248
Accounts payable and accrued liabilities	8,556	(390)
Related party payables	45,536	—
Other assets and liabilities	(14,141)	(3,085)
Net cash provided by operating activities	30,677	52,798
Cash flows used in investing activities:
Additions to instruments	(6,089)	(17,217)
Additions to other property, plant and equipment	(6,165)	(4,202)
Other investing activities	(1,949)	(3,700)
Net cash used in investing activities	(14,203)	(25,119)
Cash flows provided by (used in) financing activities:
Net transactions with Zimmer Biomet Holdings, Inc.	6,920	(20,967)
Dividend paid to Zimmer Biomet Holdings, Inc.	(540,567)	—
Proceeds from term loans	595,000	—
Payments on term loans	(37,506)	—
Debt issuance costs	(5,170)	—
Repayments of debt due to Zimmer Biomet Holdings, Inc.	—	(8,225)
Other financing activities	51	(751)
Net cash provided by (used in) financing activities	18,728	(29,943)
Effect of exchange rates on cash and cash equivalents	(5,549)	(110)
Increase (decrease) in cash and cash equivalents	29,653	(2,374)
Cash and cash equivalents, beginning of year	100,399	27,418
Cash and cash equivalents, end of period	$ 130,052	$ 25,044

SUPPLEMENTAL FINANCIAL INFORMATION AND NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Net Sales by Segment and Region (in thousands)

	For the Three Months Ended June 30,
	2022	2021	Change (%)	Foreign Exchange Impact	Constant Currency % Change
United States	$ 70,164	$ 67,637	3.7%	-	3.7%
International	47,985	52,702	-9.0%	-10.8%	1.9%
Total Dental Net Sales	118,149	120,340	-1.8%	-4.7%	2.9%
United States	92,826	109,120	-14.9%	-	-14.9%
International	22,392	34,153	-34.4%	-7.5%	-27.0%
Total Spine Net Sales	115,218	143,273	-19.6%	-1.8%	-17.8%
Total Third Party Net Sales	233,367	263,613	-11.5%	-3.1%	-8.3%
Related Party Net Sales	1,197	2,113	-43.4%	-	-
Total Net Sales	$ 234,564	$ 265,726	-11.7%	-3.5%	-8.3%

	For the Six Months Ended June 30,
	2022	2021	Change (%)	Foreign Exchange Impact	Constant Currency % Change
United States	$ 138,492	$ 130,760	5.9%	-	5.9%
International	100,226	102,931	-2.6%	-8.7%	6.1%
Total Dental Net Sales	238,718	233,692	2.2%	-3.8%	6.0%
United States	179,369	209,187	-14.3%	-	-14.3%
International	49,963	66,674	-25.1%	-6.0%	-19.0%
Total Spine Net Sales	229,331	275,861	-16.9%	-1.5%	-15.4%
Total Third Party Net Sales	468,049	509,553	-8.1%	-2.6%	-5.6%
Related Party Net Sales	2,116	3,904	-45.8%	-	-
Total Net Sales	$ 470,165	$ 513,457	-8.4%	-2.9%	-5.6%

Reconciliation of Adjusted Net Income and Adjusted EPS (in thousands, except per share data)

	For the Three Months Ended June 30, 2022

	Net Sales	Cost of products sold, excluding intangible asset amortization	Operating expenses, excluding cost of products sold	Operating (loss) income	Net (loss) income	Diluted EPS
Reported	$ 234,564	$ (81,072)	$ (175,028)	$ (21,536)	$ (8,712)	$ (0.33)
Pre vs. post-spin cost structure differences[1]	-	-	-	-	-	$ -
Restructuring[2]	-	-	5,055	5,055	5,055	$ 0.19
Acquisition, integration, divestiture and related[3]	-	-	8,723	8,723	8,723	$ 0.33
European medical device regulation[4]	-	-	2,418	2,418	2,418	$ 0.09
Other one-time costs	-	-	699	699	699	$ 0.03
Intangible asset amortization	-	-	19,916	19,916	19,916	$ 0.76
Related party	(1,197)	1,061	-	(136)	(136)	$ (0.01)
One-time share-based compensation expense[6]	-	-	1,000	1,000	1,000	$ 0.04
Tax effect of above adjustments	-	-	-	-	(11,336)	$ (0.43)
Adjusted	$ 233,367	$ (80,011)	$ (137,217)	$ 16,139	$ 17,627	$ 0.67

	For the Three Months Ended June 30, 2021
	Net Sales	Cost of products sold, excluding intangible asset amortization	Operating expenses, excluding cost of products sold	Operating (loss) income	Net (loss) income	Diluted EPS
Reported	$ 265,726	$ (87,263)	$ (183,685)	$ (5,222)	$ (4,741)	$ (0.18)
Pre vs. post-spin cost structure differences[1]	-	-	2,212	2,212	2,212	$ 0.08
Restructuring[2]	-	-	895	895	895	$ 0.03
Acquisition, integration, divestiture and related[3]	-	-	5,733	5,733	5,733	$ 0.22
European medical device regulation[4]	-	-	849	849	849	$ 0.03

One-time carve-out allocations and other one-time costs[5]	-	-	83	83	83	$ 0.00
Intangible asset amortization	-	-	21,631	21,631	21,631	$ 0.83
Related party	(2,113)	1,506	207	(400)	(400)	$ (0.02)
One-time share-based compensation expense[6]	-	-	-	-	-	$ -
Tax effect of above adjustments	-	-	-	-	(7,662)	$ (0.29)
Adjusted	$ 263,613	$ (85,757)	$ (152,075)	$ 25,781	$ 18,600	$ 0.71

[1] Reflects certain items captured in the GAAP carve-out financial statements that have not continued post-spin, including, but not limited to, facilities that did not convey with ZimVie in the spin, redundant personnel costs incurred as a result of the spin, and the difference between the pre-spin allocations of Zimmer Biomet’s corporate costs in accordance with GAAP, versus the expected post-spin corporate costs for ZimVie.

[2] Restructuring expense in Q2 2022 is related to a restructuring plan instituted in June 2022 with the objective of reducing costs and optimizing our global footprint. Restructuring expense in Q2 2021 is related to Zimmer Biomet's restructuring plans instituted in the fourth quarters of 2019 and 2021 with an objective of reducing costs to allow investment in higher priority growth opportunities. Costs for both initiatives were primarily related to employee termination benefits, contract terminations and retention period compensation and benefits.

[3] Acquisition, integration, divestiture, and related costs are limited to a specific period of time and related to ZimVie being established as a standalone public company as well as an adjustment to expected contingent payments in Q2 2022.

[4] Expenses incurred for initial compliance with the European Union ("EU") Medical Device Regulation ("MDR") for previously- approved products.

[5] One-time expenses captured through allocations made for purposes of the GAAP carve-out financial statement results.

[6] One-time share-based compensation expense due to replacement awards provided in connection with the separation from Zimmer Biomet.

Reconciliation of Adjusted Net Sales and Adjusted EBITDA (in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales	$ 234,564	$ 265,726	$ 470,165	$ 513,457
Related party, net	(1,197)	(2,113)	(2,116)	(3,904)
Products conveyed at spin[1]	-	218	—	370
Adjusted Net Sales	$ 233,367	$ 263,831	$ 468,049	$ 509,923

Net Loss	$ (8,712)	$ (4,741)	$ (34,368)	$ (4,314)
Interest expense, net	4,894	41	5,605	194
Income tax benefit	(17,611)	(433)	(25,034)	(1,050)
Depreciation and amortization	29,713	30,676	62,267	63,648
EBITDA	8,284	25,543	8,470	58,478
Share-based compensation	6,222	3,226	20,629	6,105
Restructuring[2]	5,055	895	5,797	1,377
Acquisition, integration, divestiture and related[3]	8,723	5,733	17,728	6,958
Related party income	(136)	(400)	(258)	(980)
European medical device regulation[4]	2,418	849	4,275	1,229
Pre vs. post-spin cost structure differences[5]	—	2,212	5,271	3,163
One-time carve-out allocations and other one-time costs[6]	699	83	3,200	1,655
Adjusted EBITDA	$ 31,265	$ 38,141	$ 65,112	$ 77,985
Net Loss Margin[7]	-3.7%	-1.8%	-7.3%	-0.8%
Adjusted EBITDA Margin[8]	13.4%	14.5%	13.9%	15.3%

[1] Reflects net sales related to products that were not part of the ZimVie business for the periods presented, but were conveyed to ZimVie in the spin.

[2] Restructuring expense in Q2 2022 is related to a restructuring plan instituted in June 2022 with the objective of reducing costs and optimizing our global footprint. Restructuring expense in Q2 2021 is related to Zimmer Biomet's restructuring plans instituted in the fourth quarters of 2019 and 2021 with an objective of reducing costs to allow investment in higher priority growth opportunities. Costs for both initiatives were primarily related to employee termination benefits, contract terminations and retention period compensation and benefits.

[3] Acquisition, integration, divestiture, and related costs are limited to a specific period of time and related to ZimVie being established as a standalone public company as well as an adjustment to expected contingent payments in Q2 2022.

[4] Expenses incurred for initial compliance with the EU MDR for previously-approved products.

[5] Reflects certain items captured in the GAAP carve-out financial statements that will not continue post-spin, including, but not limited to, facilities that did not convey with ZimVie in the spin, redundant personnel costs incurred as a result of the spin, and the difference between the pre-spin allocations of Zimmer Biomet’s corporate costs in accordance with GAAP, versus the expected post-spin corporate costs for ZimVie.

[6] One-time expenses captured through allocations made for purposes of the GAAP carve-out financial statement results.

[7] Net Loss Margin is calculated as Net Loss divided by Net Sales for the applicable period, each on a GAAP basis.

[8] Adjusted EBITDA Margin is Adjusted EBITDA divided by Adjusted Net Sales for the applicable period, which is calculated by adjusting Net Sales on a GAAP basis for the above items.

Reconciliation of Adjusted Effective Tax Rate

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Effective tax rate	66.9%	8.4%	42.1%	19.6%
Tax effect of adjustments made to earnings before taxes(1)	(127.5)	19.7	(43.1)	5.5
Other certain tax adjustments	-	-	(1.3)	-
Adjusted effective tax rate	(60.6)%	28.1%	(2.3)%	25.1%

[1] Includes intangible asset amortization; restructuring and other cost reduction initiatives; acquisition, integration, divestiture and related; litigation; EU MDR; and other charges.